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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 000-31011

                              TALARIAN CORPORATION
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             (Exact name of registrant as specified in its charter)

                                333 Distel Circle
                           Los Altos, California 94022
                                 (650) 965-8050
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON STOCK
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            (Title of each class of securities covered by this Form)

                                      NONE
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [X]        Rule 12h-3(b)(1)(ii)      [ ]
          Rule 12g-4(a)(1)(ii)    [ ]        Rule 12h-3(b)(2)(i)       [ ]
          Rule 12g-4(a)(2)(i)     [ ]        Rule 12h-3(b)(2)(ii)      [ ]
          Rule 12g-4(a)(2)(ii)    [ ]
          Rule 12h-3(b)(1)(i)     [ ]        Rule 15d-6                [ ]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Talarian Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:  April 23, 2002                        BY: /s/ Vivek Y. Ranadive
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                                                  Vivek Y. Ranadive
                                                  President